Exhibit 10.1

DATED: [●]

REGENIQUE GROUP LIMITED

AND

[NAME]

management service AGREEMENT

c/o Ogier Global (Cayman) Limited

89 Nexus Way

Camana Bay, Grand Cayman,

KYI-9009 Cayman Islands

THIS AGREEMENT is made on the [●] day of [MONTH] 2025

BETWEEN

(1)	REGENIQUE GROUP LIMITED, a company incorporated in Cayman Island (Co No: OC-415793) whose registered office is at c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KYI-9009 Cayman Islands (the “Company”); and

(2)	[NAME] (Passport No: [●]) of [ADDRESS] (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ the Executive and to assure itself of the services of the Executive during the term of Employment (as defined below) and under the terms and conditions of the Agreement;

WHEREAS, the Executive desires to be employed by the Company during the term of Employment and under the terms and conditions of the Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive agree as follows:

1.	employment

The Company hereby agrees to employ the Executive and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth (the “Employment”).

2.	APPOINTMENT AND TERM

2.1	The Appointment shall deemed to have commenced on the [DATE] (the “Effective Date”) and shall continue for a term of three (3) years (the “Initial Term”, subject to earlier termination as provided in this agreement) but may be terminated by either party hereto giving to the other not less than six (6) months’ written notice.

2.2	Upon the expiry of the Initial Term, the employment of the Executive may, at the option of the Company, be extended for such further period on terms and conditions to be agreed between the parties. At least six (6) months before the end of the Initial Term, the Company shall give the Executive written notice of whether it intends to exercise its option to extend the term of the employment of the Company beyond the Initial Term and the terms on which such term is extended.

3.	POSITION AND DUTIES

3.1	During the Term, the Executive shall serve as [COMPANY DESIGNATION] of the Company or in such other position or positions with a level of duties and responsibilities consistent with the foregoing with the Company and/or its subsidiaries and affiliates as the Board of Directors of the Company (the “Board”) may specify from time to time and shall have the duties, responsibilities and obligations customarily assigned to individuals serving in the position or positions in which the Executive serves hereunder and as assigned by the Board, or with the Board’s authorization, from time to time.

3.2	The Executive agrees to devote all of his/her working time and efforts to the performance of his/her duties for the Company and to faithfully and diligently serve the Company in accordance with the Agreement and the guidelines, policies and procedures of the Company approved from time to time by the Board.

3.3	The Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company or any subsidiaries or affiliated entities of the Company (collectively, the “Group”) and as a member of any committees of the board of directors of any such entity, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favourable than is currently provided to any other director of any member of the Group.

4.	REMUNERATION AND BENEFITS

4.1	Renumeration. During the Term, The Executive shall work such hours as may be necessary or appropriate from time to time to carry out his/her responsibillties and duties properly and effectively. The Company shall pay the Executive cash remuneration of S$[●] (Singapore Dollar) which includes S$[●] as transport allowance per month for the performance by the Executive of his/her obligations hereunder, This is subject to annual review and adjustment by the Board or any committee designated by the Board.

(a)	In addition to the foregoing, for each full Financial Year, the Company shall pay an Annual Wage Supplement (“AWS”) and an Incentive Bonus, the quantum shall be determined with reference to the Group’s audited consolidated net profit before tax for that Financial Year (“Group PBT”), and contingent upon approval by the Company and the Board.

(b)	Except as provided under Clauses 4.1, 4.2 and 4.3 the Executive shall not be entitled to any further remuneration by way of salary, other forms of bonus payment or fees in any respect whatsoever.

(c)	The Company and the Executive shall make all payments required under applicable laws in Singapore and/or any other jurisdiction where the Executive is based or assigned. Salary shall accrue on a daily basis. The Company reserves the right to deduct from the Executive’s salary or any other sums due to the Executive any amounts required by law or regulation, including the Executive’s contributions to the Central Provident Fund or any other statutory deductions the Company is entitled or obligated to make.

4.2	Annual Leave. The Executive shall be entitled to up to twenty-four (24) days of paid annual leave per calendar year, in addition to public holidays, to be taken at reasonable times with the Directors’ approval. Up to 50% of unused leave may be carried forward to the following year, but must be used by the end of the first half of that year, unless otherwise approved by the Directors.

4.3	Equity Incentives. During the Term, the Executive shall be eligible to participate, at a level comparable to similarly situated executives of the Company, in such long-term compensation arrangements as may be authorized from time to time by the Board, including any share incentive plan the Company may adopt from time to time in its sole discretion.

4.4	Benefits. During the Term, the Executive shall be entitled to participate in all of the employee benefit plans and arrangements made available by the Company to its similarly situated executives, including, but not limited to, any retirement plan, medical insurance plan and travel/holiday policy, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

4.5	The Executive shall be responsible for the payment of his/her income tax on the said salary and all other taxable income received or deemed received by him from the Company.

5.	TERMINATION

The Employment may be terminated as follows:

5.1	Death. The Employment shall terminate upon the Executive’s death.

5.2	Disability. The Employment shall terminate if the Executive has a disability, including any physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his/her position at the Company, even with reasonable accommodation that does not impose an undue burden on the Company, for more than 180 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period shall apply.

5.3	Cause. The Company may terminate the Executive’s employment hereunder for Cause. The occurrence of any of the following, as reasonably determined by the Company, shall be a reason for Cause, provided that, if the Company determines that the circumstances constituting Cause are curable, then such circumstances shall not constitute Cause unless and until the Executive has been informed by the Company of the existence of Cause and given an opportunity of ten (10) business days to cure, and such Cause remains uncured at the end of such ten (10)-day period:

(i)	continued failure by the Executive to satisfactorily perform his/her duties;

(ii)	willful misconduct or gross negligence by the Executive in the performance of his/her duties hereunder, including insubordination;

(iii)	the Executive’s conviction or entry of a guilty or nolo contendere plea of any felony or any misdemeanor involving moral turpitude;

(iv)	the Executive’s commission of any act involving dishonesty that results in material financial, reputational or other harm, monetary or otherwise, to any member of the Group, including but not limited to an act constituting misappropriation or embezzlement of the property of any member of the Group as determined in good faith by the Board; or

(v)	any material breach by the Executive of this Agreement.

5.4	Good Reason. The Executive may terminate his/her employment hereunder for “Good Reason” upon the occurrence, without the written consent of the Company, of an event constituting a material breach of this Agreement by the Company that has not been fully cured within ten (10) business days after written notice thereof has been given by the Executive to the Company setting forth in sufficient detail the conduct or activities the Executive believes constitute grounds for Good Reason, including but not limited to:

(i)	the failure by the Company to pay to the Executive any portion of the Executive’s current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within twenty (20) business days of the date such compensation is due; or

(ii)	any material breach by the Company of this Agreement.

5.5	Notice of Termination. Any termination of the Executive’s employment under the Agreement shall be communicated by written notice of termination (“Notice of Termination”) from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of the Agreement relied upon in effecting the termination.

5.6	Date of Termination. The “Date of Termination” shall mean (i) the date set forth in the Notice of Termination, or (ii) if the Executive’s employment is terminated by the Executive’s death, the date of his/her death.

5.7	Compensation upon Termination.

(i)	Death | If the Executive’s employment is terminated by reason of the Executive’s death, the Company shall have no further obligations to the Executive under this Agreement and the Executive’s benefits shall be determined under the Company’s retirement, insurance and other benefit and compensation plans or programs then in effect in accordance with the terms of such plans and programs.

(ii)	By Company without Cause or by the Executive for Good Reason | If the Executive’s employment is terminated by the Company other than for Cause or by the Executive for Good Reason, the Company shall (1) continue to pay and otherwise provide to the Executive, during any notice period, all compensation, base salary and previously earned but unpaid incentive compensation, if any, and shall continue to allow the Executive to participate in any benefit plans in accordance with the terms of such plans during such notice period; and (2) pay to the Executive, in lieu of benefits under any severance plan or policy of the Company, any such amount as may be agreed between the Company and the Executive.

5.8	Return of Company Property. The Executive agrees that following the termination of the Executive’s employment for any reason, or at any time prior to the Executive’s termination upon the request of the Company, he/she shall return all property of the Group that is then in or thereafter comes into his/her possession, including, but not limited to, any Confidential Information (as defined below) or Intellectual Property (as defined below), or any other documents, contracts, agreements, plans, photographs, projections, books, notes, records, electronically stored data and all copies, excerpts or summaries of the foregoing, as well as any automobile or other materials or equipment supplied by the Group to the Executive, if any.

5.9	Requirement for a Release. Notwithstanding the foregoing, the Company’s obligations to pay or provide any benefits shall (a) cease as of the date the Executive breaches any of the provisions of Sections 6 and 8 hereof, and (b) be conditioned on the Executive signing the Company’s customary release of claims in favor of the Group and the expiration of any revocation period provided for in such release.

6.	CONFIDENTIALITY AND NONDISCLOSURE

6.1	Confidentiality and Non-Disclosure.

(a)	The Executive acknowledges and agrees that: (i) the Executive holds a position of trust and confidence with the Company and that his/her employment by the Company will require that the Executive have access to and knowledge of valuable and sensitive information, material, and devices relating to the Company and/or its business, activities, products, services, customers, business partners and vendors, including, but not limited to, the following, regardless of the form in which the same is accessed, maintained or stored: the identity of the Company’s actual and prospective customers and, as applicable, their representatives; prior, current or future research or development activities of the Company; the products and services provided or offered by the Company to customers or potential customers and the manner in which such services are performed or to be performed; the product and/or service needs of actual or prospective customers; pricing and cost information; information concerning the development, engineering, design, specifications, acquisition or disposition of products and/or services of the Company; user base personal data, programs, software and source codes, licensing information, personnel information, advertising client information, vendor information, marketing plans and techniques, forecasts, and other trade secrets (“Confidential Information”); and (ii) the direct and indirect disclosure of any such Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company’s business.

(b)	During the Term and at all times thereafter, the Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, consultant, principal or agent of any business, or in any other capacity, publish or make known, disclose, furnish, reproduce, make available, or utilize any of the Confidential Information without the prior express written approval of the Company, other than in the proper performance of the duties contemplated herein, unless and until such Confidential Information is or shall become general public knowledge through no fault of the Executive.

(c)	In the event that the Executive is required by law to disclose any Confidential Information, the Executive agrees to give the Company prompt advance written notice thereof and to provide the Company with reasonable assistance in obtaining an order to protect the Confidential Information from public disclosure.

The failure to mark any Confidential Information as confidential shall not affect its status as Confidential Information under this Agreement.

6.2	Third Party Information in the Executive’s Possession. The Executive agrees that he/she shall not, during the Term, (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Executive has an agreement or duty to keep in confidence information acquired by Executive, if any, or (ii) bring into the premises of Company any document or confidential or proprietary information belonging to such former employer, person or entity unless consented to in writing by such former employer, person or entity. The Executive will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of litigation, arising out of or in connection with any violation of the foregoing.

6.3	Third Party Information in the Company’s Possession. The Executive recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that the Executive owes the Company and such third parties, during the Term and thereafter, a duty to hold all such confidential or proprietary information in strict confidence and not to disclose such information to any person or firm, or otherwise use such information, in a manner inconsistent with the limited purposes permitted by the Company’s agreement with such third party.

This Clause 6 shall survive the termination of the Agreement for any reason. In the event the Executive breaches this Clause 6, the Company shall have right to seek remedies permissible under applicable law.

7.	CONFLICTING EMPLOYMENT

The Executive hereby agrees that, during the Term, he/she will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the Term, nor will the Executive engage in any other activities that conflict with his/her obligations to the Company without the prior written consent of the Company.

8.	NON-COMPETITION AND NON-SOLICITATION

8.1	Non-Competition. In consideration of the compensation provided to the Executive by the Company hereunder, the adequacy of which is hereby acknowledged by the parties hereto, the Executive agree that during the Term and for a period of two (2) years following the termination of the Employment for whatever reason, the Executive shall not engage in Competition (as defined below) with the Group. For purposes of this Agreement, “Competition” by the Executive shall mean the Executive’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting the Executive’s name to be used in connection with the activities of, any other business or organization which competes, directly or indirectly, with the Group in the Business; provided, however, it shall not be a violation of this Clause 8 (a) for the Executive to become the registered or beneficial owner of up to one percent (1%) of any class of the capital stock of a publicly traded corporation in Competition with the Group, provided that the Executive does not otherwise participate in the business of such corporation.

8.2	For purposes of this Agreement, “Business” means the Regenerative Healthcare and Regenerative/Medi-Aesthetics businesses and any other business which the Group engages in, or is preparing to become engaged in, during the Term.

8.3	Non-Solicitation; Non-Interference. During the Term and for a period of two (2) years following the termination of the Executive’s employment for any reason, the Executive agrees that he/she will not, directly or indirectly, for the Executive’s benefit or for the benefit of any other person or entity, do any of the following:

(a)	solicit from any customer or business partners doing business with the Group during the Term business of the same or of a similar nature to the Business;

(b)	solicit from any known potential customer of the Group business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Group, or of substantial preparation with a view to making such a bid, proposal or offer;

(c)	solicit the employment or services of, or hire or engage, any person who is known to be employed or engaged by the Group; or

(d)	otherwise interfere with the business or accounts of the Group, including, but not limited to, with respect to any relationship or agreement between the Group and any vendor or supplier.

8.4	Injunctive Relief; Indemnity of Company. The Executive agrees that any breach or threatened breach of sub clauses 8.1 and 8.2 of this Clause 8 would result in irreparable injury and damage to the Company for which an award of money to the Company would not be an adequate remedy. The Executive therefore also agrees that in the event of said breach or any reasonable threat of breach, the Company shall be entitled to seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, remedies available under this

8.5	Agreement and the recovery of damages. The Executive and the Company further agree that the provisions of this Clause 8 are reasonable. The Executive agrees to indemnify and hold harmless the Company from and against all reasonable expenses (including reasonable fees and disbursements of counsel) which may be incurred by the Company in connection with, or arising out of, any violation of this Agreement by the Executive. This Clause 9 shall survive the termination of the Agreement for any reason

9.	SEVERABILITY

If any provision of the Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of the Agreement are declared to be severable.

10.	ENTIRE AGREEMENT

The Agreement constitutes the entire agreement and understanding between the Executive and the Company regarding the terms of the Employment by the Company under the laws of the State of New York and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The Executive acknowledges that he/she has not entered into the Agreement in reliance upon any representation, warranty or undertaking which is not set forth in the Agreement. To the maximum permitted by the governing law, any agreements entered into by and between the Executive and any member of the Group pursuant to the applicable law of the jurisdiction in which the Executive is based shall remain the same effective and operative pursuant to the terms thereof.

11.	GOVERNING LAW

The Agreement shall be governed by and construed in accordance with the laws of the State of Singapore.

12.	AMENDMENT

The Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to the Agreement, which agreement is executed by both of the parties hereto.

13.	WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under the Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

14.	NOTICES

All notices, requests, demands and other communications required or permitted under the Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, (iii) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party; or (iv) sent by e-mail with confirmation of receipt.

15.	COUNTERPARTS

The Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. The Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

16.	NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that the Agreement is a legally binding contract and acknowledges that such party has had the opportunity to consult with legal counsel of choice. In any construction of the terms of the Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

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IN WITNESS WHEREOF this Agreement has been entered into by the parties hereto

SIGNED by:

For and on behalf of
Regenique Group Limited

[NAME]	)
[DESIGNATION]	)

in the presence of

[NAME]	)
[DESIGNATION]	)

SIGNED by:

[NAME]	)
Passport No: [●]	)

in the presence of

[NAME]	)
Passport No: [●]	)

[Signature Page to Management Service Agreement]